Exhibit 99.7

FOR IMMEDIATE RELEASE: GENCOR RECEIVES CASH DISTRIBUTION FROM INVESTEES

On October 18, 2006, Gencor received $3.1 million in cash distributions from its investment in synthetic fuel operations.

Gencor Industries, Inc., previously announced its 45% interest in Carbontronics LLC and a 25% interest in Carbontronics Fuels LLC and Carbontronics II LLC which produce synthetic fuel. Net income arising from these investments is dependent upon tax credits generated as a result of synthetic fuel production, which is recorded as received. These distributions are subject to state and Federal income taxes.

Future distributions from these partnerships depend upon whether the production of these operations will continue to qualify for tax credits under Section 29 of the Internal Revenue Code; the ability to economically produce and market synthetic fuel produced by the plants; future IRS reviews; and as well the world price of crude oil (as per the provisions of Section 29 of the Code, if the average price of crude oil reaches a certain level the tax credit will be phased-out or eliminated). The existing tax credit legislation is scheduled to expire at the end of calendar year 2007. Any one of the above or other eventualities may interrupt, reduce, or terminate further distributions.

Gencor Industries is a diversified heavy machinery manufacturer for the production of highway construction materials, synthetic fuels and environmental control machinery and equipment used in a variety of applications.

This press release may contain forward-looking statements, including but not limited to, statements regarding the future prospects of the Company and its stock. Such statements are subject to numerous risks and uncertainties, in addition to those discussed above, including but not limited to the continuing strength of the Company’s financial condition, and the Company’s ability to continue to generate positive operating results. Further, there are risks and uncertainties associated with the Company’s business and its industry generally, some of which are beyond the Company’s control and which include but are not limited to, income from synthetic fuel tax credits, the health of the construction equipment market, global stability, our nation’s mobilization efforts, changes in domestic and international economic conditions, government regulation, political uncertainty in international markets, cyclical demand for the Company’s products, availability and cost of raw materials, changes in the competitive environment, and other factors from time to time contained in the Company’s reports filed with the SEC.